Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-76728) on Form S-8 of Plexus Corp. of our report dated June 18, 2026, with respect to the statements of net assets available for benefits of Plexus Corp. 401(k) Retirement Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedule as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of Plexus Corp. 401(k) Retirement Plan.

/s/ Wipfli LLP
Milwaukee, Wisconsin

June 18, 2026
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"Wipfli" is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.